Exhibit 10.5

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into this 12th day of April, 2011 (hereinafter, the “Effective Date”) by and between MEDIDATA INFORMATICA S.A. (hereinafter the “Lender”), Rodrigo Brito 13, Rio de Janeiro, Brazil and ELANDIA INTERNATIONAL, Inc. Elandia International, Inc. (hereinafter the “Borrower”), 8200 NW 52 Terr., Ste. 102, Miami, FL 33166;

The Lender and the Borrower do hereby agree as follows:

1. THE CREDIT

1.1.	The Credit. The Lender agrees to extend, subject to the conditions hereof, and Borrower agrees to take, a Credit (hereinafter the “Credit”), totaling six million (6,000,000) US Dollars.

1.2.	Draw. It is contemplated that Borrower will borrow the credit in one or several amounts since the Effective Date and repay the full amount of the Credit on December, 31st 2011. The Borrower has no obligation to borrow any minimum amount hereunder and the decision to borrow the money, subject to the limit of six million (6,000,000) US Dollars, lies in the sole and complete discretion of the Borrower.

1.3.	The Term of the Credit. The full balance of the Credit shall be payable on December 31st, 2011, or before if agreed by the Parties.

1.4.	Rate and Payment of Interest. The Credit shall bear interest at the rate of the London Interbank Offered Rate (LIBOR), as published by the Reuters web page at 12:00 a.m. on the Effective Date, for six months Credits plus a spread of three percent (3%) per annum calculated on the basis of a 360 day year.

1.5.	Termination. The Credit and the Lender’s obligations shall terminate automatically upon the occurrence of any event of default hereunder and Lender’s subsequent determination not to waive such event of default.

Borrower shall have the right to terminate the Credit at any time, regardless of the existence of an event of default, by giving written notice of its decision to terminate to the other party thirty (30) days in advance of the effective date of such termination. Termination by the Borrower shall not release the Borrower from its obligation to repay the amount advanced by the Lender under the Credit; nor shall termination prejudice or release any of the collateral or rights to enforce repayment of the Credit that the Lender may have.

2. DEFAULT

Upon the happening of any of the following events, each of which shall constitute a default hereunder, all liabilities of the Borrower to the Lender shall become immediately due and payable at the option of the Lender: (a) failure of the Borrower to perform any agreement hereunder or to pay any obligation hereby when due; (b) dissolution of the Borrower; (c) filing of any petition in bankruptcy by or against the Borrower; and (d) application for appointment of a receiver, or making of a general assignment for the benefit of creditors by, or insolvency of the Borrower. Upon the occurrence of any such event of default and at any time thereafter, Lender shall have all of the remedies, and as provided in this agreement. Lender may waive any default before or after the same has been declared without impairing its rights to declare a subsequent default hereunder, this right being a continuing one.

3. Applicable law. This Credit is governed by the laws of Brazil excluding its conflict of law rules.

4. Litigation. In case of dispute the courts of Rio de Janeiro (Brazil) shall have exclusive jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date herein stated.

/s/ Joao Carlos Lara
João Carlos Lara
Medidata Informática S.A.

/s/ Luiz Jose Nogueira Lima
Luiz José Nogueira Lima
Medidata Informática S.A.

/s/ Pete R. Pizarro
Pedro Rafael Pizarro
Elandia International, Inc.

/s/ Harley L. Rollins
Mike Rollins
Elandia International, Inc.